                               CHERRY CREEK GARDEN
                             9959 EAST PEAKVIEW AVE
                     UNINCORPORATED AREA OF ARAPAHOE COUNTY,
                                    COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 17, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

[AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CHERRY CREEK GARDEN
    9959 EAST PEAKVIEW AVE
    UNINCORPORATED AREA OF ARAPAHOE COUNTY, ARAPAHOE COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 295 units with a total of 262,637 square feet of rentable area. The improvements were built in 1978. The improvements are situated on 14.39 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 71% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 17, 2003 is:

                                                ($14,500,000)

                                          Respectfully submitted,

                                          AMERICAN APPRAISAL ASSOCIATES, INC.

                                          -s- Douglas Needham
June 28, 2003                             Douglas Needham, MAI
#053272                                   Managing Principal, Real Estate Group
                                          Colorado State Certified General Real
                                          Estate Appraiser
                                          #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                        APPRAISAL DATA

Executive Summary.....................................     4
Introduction..........................................     9
Area Analysis.........................................    11
Market Analysis.......................................    14
Site Analysis.........................................    16
Improvement Analysis..................................    16
Highest and Best Use..................................    17

                           VALUATION

Valuation Procedure...................................    18
Sales Comparison Approach.............................    20
Income Capitalization Approach........................    26
Reconciliation and Conclusion.........................    38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Cherry Creek Garden
LOCATION:                          9959 East Peakview Ave
                                   Unincorporated area of Arapahoe County,
                                   Colorado

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee Simple Estate

DATE OF VALUE:                     May 17, 2003
DATE OF REPORT:                    June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            14.39 acres, or 626,828 square feet
  Assessor Parcel No.:             2075-22-4-22-001
  Floodplain:                      Community Panel No. 08005C0480J (August 16,
                                   1995) Flood Zone X, an area outside the
                                   floodplain.
  Zoning:                          R-4 (Obsolete Zone - Residential)

BUILDING:
  No. of Units:                    295 Units
  Total NRA:                       262,637 Square Feet
  Average Unit Size:               890 Square Feet
  Apartment Density:               20.5 units per acre
  Year Built:                      1978

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                         Market Rent
            Square    -----------------    Monthly    Annual
Unit Type    Feet     Per Unit   Per SF    Income     Income
---------   ------    --------   ------   --------  ----------
 1Bd/1Ba       710     $  665    $ 0.94   $ 74,480  $  893,760
 2Bd/2Ba       923     $  760    $ 0.82   $ 90,440  $1,085,280
 3Bd/2Ba     1,145     $  950    $ 0.83   $ 60,800  $  729,600
                                          --------  ----------
                                 Total    $225,720  $2,708,640
                                          ========  ==========

OCCUPANCY:                       71%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   15 Years
REMAINING ECONOMIC LIFE:         30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]         [EXTERIOR - PARKING LOT PICTURE]

                                    AREA MAP

[MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                NEIGHBORHOOD MAP

[MAP]

HIGHEST AND BEST USE:
 As Vacant:               Hold for future multi-family development
 As Improved:             Continuation as its current use

METHOD OF VALUATION:      In this instance, the Sales Comparison and Income
                          Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                    Amount               $/Unit
        ---------------------             -------------------      --------------
Potential Rental Income                   $         2,708,640      $9,182
Effective Gross Income                    $         2,473,980      $8,386
Operating Expenses                        $         1,042,034      $3,532             42.1% of EGI
Net Operating Income:                     $         1,372,946      $4,654

Capitalization Rate                                      9.00%
DIRECT CAPITALIZATION VALUE               $        14,700,000 *    $49,831 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                      21%
Stabilized Vacancy & Collection Loss:                      14%
Lease-up / Stabilization Period                     16 months
Terminal Capitalization Rate                           10.00%
Discount Rate                                          11.00%
Selling Costs                                           2.00%
Growth Rates:
  Income                                                3.00%
  Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                $        14,300,000 *    $48,475 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE    $        14,500,000      $49,153 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)      $57,727 to $109,804
  Range of Sales $/Unit (Adjusted)        $ 45,652 to $52,188
VALUE INDICATION - PRICE PER UNIT         $        14,200,000 *    $48,136 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales             7.14 to 9.55
  Selected EGIM for Subject                              6.00
  Subject's Projected EGI                 $         2,473,980
EGIM ANALYSIS CONCLUSION                  $        14,300,000 *    $48,475 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $        15,100,000 *    $51,186 / UNIT

RECONCILED SALES COMPARISON VALUE         $        14,300,000      $48,475 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                          $        14,200,000
  NOI Per Unit                            $        15,100,000
  EGIM Multiplier                         $        14,300,000
INDICATED VALUE BY SALES COMPARISON       $        14,300,000      $48,475 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:           $        14,700,000
  Discounted Cash Flow Method:            $        14,300,000
INDICATED VALUE BY THE INCOME APPROACH    $        14,500,000      $49,153 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $        14,500,000      $49,153 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 9959 East Peakview Ave, Unincorporated area of Arapahoe County, Arapahoe County, Colorado. Unincorporated area of Arapahoe County identifies it as 2075-22-4-22-001.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 17, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 17, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

 MARKETING PERIOD:         6 to 12 months
 EXPOSURE PERIOD:          6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Apartment CCG 17, L.P.. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Unincorporated area of Arapahoe County, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - South Peoria Street
West - Interstate 25
South - East Arapahoe Road
North - East Belleview Avenue

MAJOR EMPLOYERS

The property is located in the Denver Metropolitan area, within which there are many large employers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                                --------------------------------------------
         CATEGORY               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS      MSA
---------------------------     ------------    ------------    ------------    ---------
POPULATION TRENDS
Current Population                     9,320          55,350         195,134    2,198,122
5-Year Population                     10,463          59,259         216,841    2,428,641
% Change CY-5Y                          12.3%            7.1%           11.1%        10.5%
Annual Change CY-5Y                      2.5%            1.4%            2.2%         2.1%

HOUSEHOLDS
Current Households                     3,477          21,165          78,790      858,219
5-Year Projected Households            3,929          23,019          87,504      942,278
% Change CY - 5Y                        13.0%            8.8%           11.1%         9.8%
Annual Change CY-5Y                      2.6%            1.8%            2.2%         2.0%

INCOME TRENDS
Median Household Income         $     85,772    $     93,331    $     79,771    $  60,438
Per Capita Income               $     40,898    $     42,218    $     38,972    $  27,463
Average Household Income        $    110,663    $    110,764    $     96,572    $  70,339

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                                --------------------------------------------
         CATEGORY               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS      MSA
---------------------------     ------------    ------------    ------------    ---------
HOUSING TRENDS
% of Households Renting                33.19%          26.39%          24.86%      30.19%
5-Year Projected % Renting             31.68%          27.47%          23.78%      28.87%

% of Households Owning                 62.09%          70.59%          70.28%      61.93%
5-Year Projected % Owning              63.90%          69.63%          71.71%      63.83%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single-family housing
South - Automotive dealerships
East - Condominiums
West - Condominiums

CONCLUSIONS

The subject is well located within an area of unincorporated area of Arapahoe County. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                 MARKET ANALYSIS

The subject property is located in an area of unincorporated area of Arapahoe County in Arapahoe County. The overall pace of development in the subject's market is more or less stable. There is no known newly constructed properties in the subject's neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period     Region       Submarket
------     ------       ---------
2001          5.9%            6.1%
2002          8.1%            8.8%

(Source: REIS: Denver-Aurora South - 1st Quarter 2003)

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. The region in which the subject lies, known as the Denver Tech Center, has suffered with the collapse of the telecom sector. As the economy begins to bounce back, the subject's area is in a strong position to rebound.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period            Region           % Change        Submarket         % Change
------            ------           --------        ---------         --------
2001              $682                 -             $622                -
2002              $671              -1.6%            $626              0.6%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                             COMPETITIVE PROPERTIES

No.                 Property Name             Units       Ocpy.         Year Built              Proximity to subject
---              -------------------          -----       -----         ----------       ----------------------------------
R-1              The Lodge                     376         79%             1973          Approx. 4 miles north of subject
R-2              Stone Creek                   450         80%             1974          Approx. 4 miles north of subject
R-3              The Glen                      300         90%             1975          Approx. 4 miles north of subject
R-4              Kennedy Ridge                 959         85%             1975          Approx. 4.5 miles north of subject
R-5              Timberline                    200         93%             1977          Approx. 5 miles north of subject
Subject          Cherry Creek Garden           295         71%             1978

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                         14.39 acres, or 626,828 square feet
Shape                             Irregular
Topography                        Level
Utilities                         All necessary utilities are available to the site.
Soil Conditions                   Stable
Easements Affecting Site          None other than typical utility easements
Overall Site Appeal               Good
Flood Zone:
  Community Panel                 08005C0480J, dated August 16, 1995
  Flood Zone                      Zone X
Zoning                            R-4, the subject improvements represent a legal conforming use of the site.

REAL ESTATE TAXES

                                      ASSESSED VALUE - 2002
                             -----------------------------------------               TAX RATE /          PROPERTY
PARCEL NUMBER                LAND             BUILDING           TOTAL               MILL RATE             TAXES
-------------                ----             --------           -----               ----------          --------
2075-22-4-22-
   001                       $230,210         $1,828,170         $2,058,380          $0.07919            $163,011

IMPROVEMENT ANALYSIS

Year Built                      1978
Number of Units                 295
Net Rentable Area               262,637 Square Feet
Construction:
  Foundation                    Reinforced concrete slab
  Frame                         Heavy or light wood
  Exterior Walls                Wood or vinyl siding
  Roof                          Wood Shingle over a wood truss structure
Project Amenities               Amenities at the subject include a swimming pool,
                                spa/jacuzzi, tennis court, gym room, laundry room, and
                                parking area.
Unit Amenities                  Individual unit amenities include a balcony, fireplace, cable
                                TV connection, and washer dryer connection. Appliances
                                available in each unit include a refrigerator, stove,
                                dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

Unit Mix:

                                              Unit Area
Unit Type             Number of Units         (Sq. Ft.)
---------             ---------------         ---------
1Bd/1Ba                     112                   710
2Bd/2Ba                     119                   923
3Bd/2Ba                      64                 1,145

Overall Condition                         Good
Effective Age                             15 years
Economic Life                             45 years
Remaining Economic Life                   30 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1978 and consist of a 295-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                 COMPARABLE              COMPARABLE               COMPARABLE
    DESCRIPTION             SUBJECT                I - 1                    I - 2                    I - 3
    -----------             -------                -----                    -----                    -----
 Property Name         Cherry Creek      Saddle Ridge              Reflections at Cherry    The Colonnade
                       Garden                                      Creek
LOCATION:
 Address               9959 East
                       Peakview Ave      8707 E. Dry Creek Road    14012 E Tufts Drive      15301 E Ford Circle
 City, State           Unincorporated
                       area of Arapahoe  Englewood, Colorado       Aurora, Colorado         Aurora, Colorado
 County                Arapahoe County   Arapahoe County           Arapahoe County          Arapahoe County
PHYSICAL
 CHARACTERISTICS:
 Net Rentable Area
  (SF)                 262,637           223,257                   353,104                  115,968
 Year Built            1978              1994                      1996                     1984
 Number of Units       295               230                       416                      138
 Unit Mix:              Type       Total  Type             Total    Type             Total   Type            Total
                       -------     ----- -------           -----   -------           -----  -------          -----
                       1Bd/1Ba      112  1Bd/1Ba             76    1Bd/1Ba            160   1Bd/1Ba            72
                       2Bd/2Ba      119  2Bd/2Ba            154    2Bd/2Ba            192   2Bd/2Ba            66
                       3Bd/2Ba      64                             3Bd/2Ba             64

 Average Unit Size
  (SF)                 890               971                       849                      840
 Land Area (Acre)      14.3900           14.7400                   20.4600                  5.2700
 Density (Units/Acre)  20.5              15.6                      20.3                     26.2
 Parking Ratio
  (Spaces/Unit)        1.58              2.00                      1.75                     1.72
 Parking Type (Gr.,
  Cov., etc.)          Open              Garage, open              Garage, open covered,    Open covered, open
                                                                   open
CONDITION:             0                 Very Good                 Very Good                Good
APPEAL:                0                 Very Good                 Very Good                Good
AMENITIES:
 Pool/Spa              Yes/Yes           Yes/Yes                   Yes/Yes                  Yes/Yes
 Gym Room              Yes               Yes                       Yes                      Yes
 Laundry Room          Yes               Yes                       Yes                      Yes
 Secured Parking       No                No                        No                       No
 Sport Courts          No                No                        No                       No

OCCUPANCY:             71%               93%                       95%                      94%
TRANSACTION DATA:
 Sale Date                               September, 2002           April, 2002              August, 2002
 Sale Price ($)                          $25,255,000               $33,400,000              $9,000,000
 Grantor                                 WMFMT Real Estate         Archstone-Smith          WXI/SPN Real Estate
                                                                   Operating Trust          Group
 Grantee                                 Summitview Eagle Venture  Reflections              Kinnickinnic Realty Co.
 Sale Documentation                      2159295                   2079717                  2155658
 Verification                            Seller's broker           Marcus & Millichap       Listing Broker
 Telephone Number                        303-779-9000              303-320-1300             720-528-6300
ESTIMATED PRO-FORMA:                       Total $   $/Unit  $/SF    Total $  $/Unit  $/SF    Total $  $/Unit  $/SF
                                         ---------- ------- ------ ---------- ------ ------ ---------- ------ ------
 Potential Gross
  Income                                 $2,844,420 $12,367 $12.74 $4,080,000 $9,808 $11.55 $1,257,528 $9,113 $10.84
 Vacancy/Credit Loss                     $  199,109 $   866 $ 0.89 $  204,000 $  490 $ 0.58 $   75,452 $  547 $ 0.65
 Effective Gross
  Income                                 $2,645,311 $11,501 $11.85 $3,876,000 $9,317 $10.98 $1,182,076 $8,566 $10.19
 Operating Expenses                      $  793,593 $ 3,450 $ 3.55 $1,414,400 $3,400 $ 4.01 $  481,471 $3,489 $ 4.15
 Net Operating Income                    $1,851,718 $ 8,051 $ 8.29 $2,461,600 $5,917 $ 6.97 $  700,605 $5,077 $ 6.04
NOTES:                                                              Approx. $1mil of
                                                                    operating expenses
                                                                    estimated for deferred
                                                                    maintenance.
 PRICE PER UNIT                                   $109,804                 $80,288                   $65,217
 PRICE PER SQUARE FOOT                            $ 113.12                 $ 94.59                   $ 77.61
 EXPENSE RATIO                                        30.0%                   36.5%                     40.7%
 EGIM                                                 9.55                    8.62                      7.61
 OVERALL CAP RATE                                     7.33%                   7.37%                     7.78%
 Cap Rate based on Pro Forma or Actual
  Income?                                        PRO FORMA                PRO FORMA                   ACTUAL

                             COMPARABLE             COMPARABLE
    DESCRIPTION                 I - 4                 I - 5
    -----------                 -----                 -----
 Property Name         Knollwood             AMLI at Park Meadows
LOCATION:
 Address               15196 E Louisiana
                       Drive                 10200 Park Meadows Drive
 City, State           Aurora, Colorado      Littleton, Colorado
 County                Arapahoe County       Douglas County
PHYSICAL
 CHARACTERISTICS:
 Net Rentable Area
  (SF)                 96,296                532,996
 Year Built            1982                  2000
 Number of Units       110                   518
 Unit Mix:              Type          Total   Type            Total
                       -------        -----  -------          -----
                       1Bd/1Ba          38   1Bd/1Ba           248
                       2Bd/2Ba          72   2Bd/2Ba           228
                                             3Bd/2Ba            42

 Average Unit Size
  (SF)                 875                   1,029
 Land Area (Acre)      5.6900                33.3700
 Density (Units/Acre)  19.3                  15.5
 Parking Ratio
  (Spaces/Unit)        2.82                  0.00
 Parking Type (Gr.,
  Cov., etc.)          Open covered, open    Garage, open
CONDITION:             Good                  Very Good
APPEAL:                Good                  Very Good
AMENITIES:
 Pool/Spa              Yes/Yes               Yes/Yes
 Gym Room              Yes                   Yes
 Laundry Room          Yes                   Yes
 Secured Parking       No                    Yes
 Sport Courts                                Yes

OCCUPANCY:             95%                   85%
TRANSACTION DATA:
 Sale Date             May, 2002             April, 2002
 Sale Price ($)        $6,350,000            $56,500,000
 Grantor               Scott Properties      Park Meadows Estates
 Grantee               F. Malcolm & Kathryn  AMLI at Park Meadows
                       Wall
 Sale Documentation    2080847               39385
 Verification          Marcus & Millichap    Seller
 Telephone Number      303-320-1300
ESTIMATED PRO-FORMA:   Total $  $/Unit $/SF    Total $  $/Unit   $/SF
                       -------- ------ ----- ---------- ------- ------
 Potential Gross
  Income               $936,000 $8,509 $9.72 $6,878,976 $13,280 $12.91
 Vacancy/Credit Loss   $ 46,800 $  425 $0.49 $  687,898 $ 1,328 $ 1.29
 Effective Gross
  Income               $889,200 $8,084 $9.23 $6,191,078 $11,952 $11.62
 Operating Expenses    $355,680 $3,233 $3.69 $1,953,313 $ 3,771 $ 3.66
 Net Operating Income  $533,520 $4,850 $5.54 $4,237,765 $ 8,181 $ 7.95
NOTES:
 PRICE PER UNIT                $57,727                $109,073
 PRICE PER SQUARE FOOT         $ 65.94                $ 106.00
 EXPENSE RATIO                    40.0%                   31.6%
 EGIM                             7.14                    9.13
 OVERALL CAP RATE                 8.40%                   7.50%
 Cap Rate based on Pro
 Forma or Actual
 Income?                     PRO FORMA               PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                               IMPROVED SALES MAP

[MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $57,727 to $109,804 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $45,652 to $52,188 per unit with a mean or average adjusted price of $48,503 per unit. The median adjusted price is $49,083 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $14,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

SALES ADJUSTMENT GRID

DESCRIPTION                 SUBJECT         COMPARABLE        COMPARABLE        COMPARABLE        COMPARABLE        COMPARABLE
                                              I - 1             I - 2             I - 3             I - 4             I - 5
-----------                 -------         ----------        ----------        ----------        ----------        ----------
 Property Name          Cherry Creek     Saddle Ridge      Reflections at    The               Knollwood         AMLI at Park
                        Garden                             Cherry Creek      Colonnade                           Meadows

 Address                9959 East        8707 E. Dry Creek 14012 E Tufts     15301 E Ford      15196 E Louisiana 10200 Park
                        Peakview Ave     Road              Drive             Circle            Drive             Meadows Drive

 City                   Unincorporated   Englewood,        Aurora,           Aurora,           Aurora,           Littleton,
                        area of Arapahoe Colorado          Colorado          Colorado          Colorado          Colorado

 Sale Date                               September, 2002   April, 2002       August, 2002      May, 2002         April, 2002
 Sale Price ($)                          $25,255,000       $33,400,000       $9,000,000        $6,350,000        $56,500,000
 Net Rentable Area (SF) 262,637          223,257           353,104           115,968           96,296            532,996
 Number of Units        295              230               416               138               110               518
 Price Per Unit                          $ 109,804         $ 80,288          $ 65,217          $ 57,727          $ 109,073
 Year Built             1978             1994              1996              1984              1982              2000
 Land Area (Acre)       14.3900          14.7400           20.4600           5.2700            5.6900            33.3700

VALUE ADJUSTMENTS       DESCRIPTION      DESCRIPTION  ADJ. DESCRIPTION  ADJ. DESCRIPTION  ADJ. DESCRIPTION  ADJ. DESCRIPTION  ADJ.
 Property Rights        Fee Simple       Fee Simple        Fee Simple        Fee Simple        Fee Simple        Fee Simple
 Conveyed               Estate           Estate         0% Estate         0% Estate         0% Estate         0% Estate         0%
 Financing                               Cash To           Cash To           Cash To           Cash To           Cash To
                                         Seller         0% Seller         0% Seller         0% Seller         0% Seller         0%
 Conditions of Sale                      Arm's Length   0% Arm's Length   0% Arm's Length   0% Arm's Length   0% Arm's Length   0%
 Date of Sale (Time)                     09-2002        0% 04-2002        0% 08-2002        0% 05-2002        0% 04-2002        0%
VALUE AFTER TRANS.
ADJUST. ($/UNIT)                           $109,804          $80,288           $65,217           $57,727           $109,073
 Location                                Superior      -5% Comparable     0% Comparable     0% Comparable     0% Superior     -10%
 Number of Units        295              230            0% 416            5% 138          -10% 110          -15% 518           10%
 Quality / Appeal       Good             Superior     -25% Superior     -20% Superior     -10% Comparable     0% Superior     -25%
 Age / Condition        1978             1994 /            1996 /            1984 /            1982 / Good   -5% 2000 /
                                         Very Good    -25% Very Good    -20% Good         -10%                   Very Good    -25%
 Occupancy at Sale      71%              93%            0% 95%            0% 94%            0% 95%            0% 85%            0%
 Amenities              Good             Comparable     0% Comparable     0% Comparable     0% Comparable     0% Comparable     0%
 Average Unit Size (SF) 890              971            0% 849            0% 840            0% 875            0% 1,029         -5%
PHYSICAL ADJUSTMENT                                   -55%              -35%              -30%              -20%              -55%
FINAL ADJUSTED VALUE
($/UNIT)                                      $49,412           $52,188           $45,652           $46,182           $49,083

SUMMARY

VALUE RANGE (PER UNIT)                             $45,652     TO     $52,188
MEAN (PER UNIT)                                    $48,503
MEDIAN (PER UNIT)                                  $49,083
VALUE CONCLUSION (PER UNIT)                        $50,000

VALUE OF IMPROVEMENT & MAIN SITE                   $14,750,000
 LESS: LEASE-UP COST                              -$   285,000
 PV OF CONCESSIONS                                -$   265,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $14,200,000
ROUNDED                                            $14,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                         NOI PER UNIT COMPARISON

                             SALE PRICE                    NOI/        SUBJECT NOI
COMPARABLE      NO. OF       -----------                ----------------------------  ADJUSTMENT    INDICATED
   NO.           UNITS       PRICE/UNIT    OAR           NOI/UNIT     SUBJ. NOI/UNIT    FACTOR      VALUE/UNIT
-------------------------------------------------------------------------------------------------------------
I-1              230         $25,255,000  7.33%         $1,851,718     $1,372,946      0.578         $63,475
                             $   109,804                $    8,051     $    4,654
I-2              416         $33,400,000  7.37%         $2,461,600     $1,372,946      0.787         $63,148
                             $    80,288                $    5,917     $    4,654
I-3              138         $ 9,000,000  7.78%         $  700,605     $1,372,946      0.917         $59,786
                             $    65,217                $    5,077     $    4,654
I-4              110         $ 6,350,000  8.40%         $  533,520     $1,372,946      0.960         $55,393
                             $    57,727                $    4,850     $    4,654
I-5              518         $56,500,000  7.50%         $4,237,765     $1,372,946      0.569         $62,050
                             $   109,073                $    8,181     $    4,654

                                   PRICE/UNIT

Low              High        Average      Median
$55,393          $63,475     $60,771      $62,050

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    53,000
Number of Units                                  295

Value                                    $15,635,000
 Less: Lease-Up Cost                    -$   285,000
 PV of Concessions                      -$   265,000
                                        ------------
Value Based on NOI Analysis              $15,085,000
                           Rounded       $15,100,000

The adjusted sales indicate a range of value between $55,393 and $63,475 per unit, with an average of $60,771 per unit. Based on the subject's competitive position within the improved sales, a value of $53,000 per unit is estimated. This indicates an "as is" market value of $15,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                          EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE        NO. OF  -----------       EFFECTIVE    OPERATING                    SUBJECT      EGIM
   NO.            UNITS   PRICE/UNIT       GROSS INCOME   EXPENSE         OER      PROJECTED OER
-------------------------------------------------------------------------------------------------------
I-1                230    $25,255,000        $2,645,311  $  793,593      30.00%                    9.55
                          $   109,804
I-2                416    $33,400,000        $3,876,000  $1,414,400      36.49%                    8.62
                          $    80,288
I-3                138    $ 9,000,000        $1,182,076  $  481,471      40.73%                    7.61
                                                                                      42.12%
                          $    65,217
I-4                110    $ 6,350,000        $  889,200  $  355,680      40.00%                    7.14
                          $    57,727
I-5                518    $56,500,000        $6,191,078  $1,953,313      31.55%                    9.13
                          $   109,073

                                      EGIM

Low            High        Average          Median
---            ----        -------          ------
7.14           9.55        8.41             8.62

 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  6.00
Subject EGI                             $ 2,473,980

Value                                   $14,843,882
 Less: Lease-Up Cost                   -$   285,000
 PV of Concessions                     -$   265,000
                                       ------------
Value Based on EGIM Analysis            $14,293,882
                           Rounded      $14,300,000

                 Value Per Unit         $    48,475

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.12% before reserves. The comparable sales indicate a range of expense ratios from 30.00% to 40.73%, while their EGIMs range from 7.14 to 9.55. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $14,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,300,000.

Price Per Unit                                        $14,200,000
NOI Per Unit                                          $15,100,000
EGIM Analysis                                         $14,300,000

Sales Comparison Conclusion                           $14,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                         Unit Area          -----------------
Unit Type                (Sq. Ft.)          Per Unit   Per SF        %Occupied
==============================================================================
1Bd/1Ba                     710               $628     $0.88           59.8%
2Bd/2Ba                     923               $751     $0.81           74.8%
3Bd/2Ba                    1145               $858     $0.75           81.3%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                  RENT ANALYSIS

                                                             COMPARABLE RENTS
                                                ----------------------------------------------
                                                  R-1      R-2      R-3     R-4        R-5
                                                ----------------------------------------------
                                                  The    Stone      The   Kennedy   Timberline
                                                 Lodge   Creek     Glen    Ridge
                                SUBJECT SUBJECT ----------------------------------------------
                  SUBJECT UNIT   ACTUAL  ASKING           COMPARISON TO SUBJECT                    MIN       MAX    MEDIAN   AVERAGE
DESCRIPTION          TYPE        RENT    RENT   ----------------------------------------------
                                                                          Slightly
                                                Similar Similar   Similar Superior    Similar
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent        1Bd/1Ba      $ 628   $ 599   $ 579   $  700    $ 615   $ 643      $  645      $  579   $  700   $  643   $  636

Unit Area (SF)                     710     710     625      724      660     625         609         609      724      625      649
Monthly Rent Per
Sq. Ft.                          $0.88   $0.84   $0.93   $ 0.97    $0.93   $1.03      $ 1.06      $ 0.93   $ 1.06   $ 0.97   $ 0.98
Monthly Rent        2Bd/2Ba      $ 751   $ 719   $ 769   $  798    $ 725   $ 773      $  775      $  725   $  798   $  773   $  768
Unit Area (SF)                     923     923     825      930      873     875         928         825      930      875      886
Monthly Rent Per
Sq. Ft.                          $0.81   $0.78   $0.93   $ 0.86    $0.83   $0.88      $ 0.84      $ 0.83   $ 0.93   $ 0.86   $ 0.87
Monthly Rent        3Bd/2Ba      $ 858   $ 859           $1,015                                   $1,015   $1,015   $1,015   $1,015
Unit Area (SF)                   1,145   1,145            1,079                                    1,079    1,079    1,079    1,079
Monthly Rent Per
Sq. Ft.                          $0.75   $0.75           $ 0.94                                   $ 0.94   $ 0.94   $ 0.94   $ 0.94

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                               Market Rent
Unit Type             Number of Units       Unit Area     --------------------      Monthly          Annual
                                            (Sq. Ft.)     Per Unit      Per SF      Income           Income
-------------------------------------------------------------------------------------------------------------
1Bd/1Ba                     112                 710         $665        $0.94       $ 74,480       $  893,760
2Bd/2Ba                     119                 923         $760        $0.82       $ 90,440       $1,085,280
3Bd/2Ba                      64               1,145         $950        $0.83       $ 60,800       $  729,600
                                                                        Total       $225,720       $2,708,640

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                          FISCAL YEAR    2000    FISCAL YEAR      2001     FISCAL YEAR     2002      FISCAL YEAR     2003
                          --------------------------------------------------------------------------------------------------
                                  ACTUAL                 ACTUAL                     ACTUAL            MANAGEMENT BUDGET
                          --------------------------------------------------------------------------------------------------
     DESCRIPTION             TOTAL     PER UNIT     TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
----------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income            $2,979,217   $ 10,09   $3,132,738   $   10,619   $2,936,888   $    9,956   $2,810,316   $    9,526

 Vacancy                  $  150,265   $   509   $  409,459   $    1,388   $  519,407   $    1,761   $  501,000   $    1,698
 Credit Loss/Concessions  $   23,808   $    81   $  112,310   $      381   $   93,314   $      316   $        0   $        0
  Subtotal                $  174,073   $   590   $  521,769   $    1,769   $  612,721   $    2,077   $  501,000   $    1,698

 Laundry Income           $   12,630   $    43   $   19,125   $       65   $    9,831   $       33   $   43,104   $      146
 Garage Revenue           $      560   $     2   $      280   $        1   $        0   $        0   $        0   $        0
 Other Misc. Revenue      $  149,487   $   507   $  197,949   $      671   $  124,690   $      423   $   79,350   $      269
  Subtotal Other Income   $  162,677   $   551   $  217,354   $      737   $  134,521   $      456   $  122,454   $      415

Effective Gross Income    $2,967,821   $10,060   $2,828,323   $    9,588   $2,458,688   $    8,335   $2,431,770   $    8,243

Operating Expenses

 Taxes                    $  118,075   $   400   $  162,685   $      551   $  166,104   $      563   $  170,759   $      579
 Insurance                $   33,353   $   113   $   38,534   $      131   $   46,530   $      158   $   52,396   $      178
 Utilities                $  156,550   $   531   $  209,757   $      711   $  177,483   $      602   $  156,328   $      530
 Repair & Maintenance     $  110,944   $   376   $  120,792   $      409   $  122,374   $      415   $  159,763   $      542
 Cleaning                 $   58,383   $   198   $   61,604   $      209   $   40,464   $      137   $        0   $        0
 Landscaping              $   15,453   $    52   $   17,515   $       59   $   20,328   $       69   $   39,460   $      134
 Security                 $    8,311   $    28   $    6,512   $       22   $    4,741   $       16   $        0   $        0
 Marketing & Leasing      $   49,135   $   167   $   83,552   $      283   $   71,929   $      244   $   59,500   $      202
 General Administrative   $  235,445   $   798   $  217,441   $      737   $  265,099   $      899   $  252,932   $      857
 Management               $  150,438   $   510   $  159,692   $      541   $  118,471   $      402   $  125,029   $      424
 Miscellaneous            $    1,443   $     5   $    1,959   $        7   $      850   $        3   $        0   $        0

Total Operating
Expenses                  $  937,530   $ 3,178   $1,080,043   $    3,661   $1,034,373   $    3,506   $1,016,167   $    3,445

 Reserves                 $        0   $     0   $        0   $        0   $        0   $        0   $        0   $        0

Net Income                $2,030,291   $ 6,882   $1,748,280   $    5,926   $1,424,315   $    4,828   $1,415,603   $    4,799

                          ANNUALIZED       2003
                          -----------------------
                                PROJECTION               AAA PROJECTION
                          ----------------------------------------------------------
     DESCRIPTION            TOTAL       PER UNIT       TOTAL      PER UNIT       %
------------------------------------------------------------------------------------
Revenues
 Rental Income            $2,707,552   $    9,178   $2,708,640   $    9,182    100.0%

 Vacancy                  $  871,568   $    2,954   $  325,037   $    1,102     12.0%
 Credit Loss/Concessions  $   16,084   $       55   $   54,173   $      184      2.0%
  Subtotal                $  887,652   $    3,009   $  379,210   $    1,285     14.0%

 Laundry Income           $       52   $        0   $   11,800   $       40      0.4%
 Garage Revenue           $        0   $        0   $        0   $        0      0.0%
 Other Misc. Revenue      $  562,600   $    1,907   $  132,750   $      450      4.9%
  Subtotal Other Income   $  562,652   $    1,907   $  144,550   $      490      5.3%

Effective Gross Income    $2,382,552   $    8,076   $2,473,980   $    8,386    100.0%

Operating Expenses

 Taxes                    $  166,492   $      564   $  166,675   $      565      6.7%
 Insurance                $   51,116   $      173   $   51,035   $      173      2.1%
 Utilities                $  146,484   $      497   $  162,250   $      550      6.6%
 Repair & Maintenance     $  160,728   $      545   $  132,750   $      450      5.4%
 Cleaning                 $   46,912   $      159   $   59,000   $      200      2.4%
 Landscaping              $        0   $        0   $   19,175   $       65      0.8%
 Security                 $    2,544   $        9   $    1,475   $        5      0.1%
 Marketing & Leasing      $   31,448   $      107   $   73,750   $      250      3.0%
 General Administrative   $  288,412   $      978   $  250,750   $      850     10.1%
 Management               $   87,328   $      296   $  123,699   $      419      5.0%
 Miscellaneous            $    2,076   $        7   $    1,475   $        5      0.1%

Total Operating
Expenses                  $  983,540   $    3,334   $1,042,034   $    3,532     42.1%

 Reserves                 $        0   $        0   $   59,000   $      200      5.7%

Net Income                $1,399,012   $    4,742   $1,372,946   $    4,654     55.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

           KORPACZ NATIONAL INVESTOR SURVEY
                  1ST QUARTER 2003
            NATIONAL APARTMENT MARKET
--------------------------------------------------------
                      CAPITALIZATION RATES
            --------------------------------------------
                   GOING-IN                TERMINAL
            --------------------------------------------
              LOW             HIGH      LOW        HIGH
--------------------------------------------------------
RANGE        6.00%           10.00%    7.00%      10.00%
AVERAGE             8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                         SUMMARY OF OVERALL
                        CAPITALIZATION RATES
                        --------------------
COMP. NO.         SALE DATE      OCCUP.   PRICE/UNIT          OAR
------------------------------------------------------------------
  I-1               Sep-02        93%      $109,804          7.33%
  I-2               Apr-02        95%      $ 80,288          7.37%
  I-3               Aug-02        94%      $ 65,217          7.78%
  I-4               May-02        95%      $ 57,727          8.40%
  I-5               Apr-02        85%      $109,073          7.50%
                                           High              8.40%
                                           Low               7.33%
                                           Average           7.68%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $14,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 33
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                                           CHERRY CREEK GARDEN
                                                           -------------------
        YEAR               APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
    FISCAL YEAR               1             2           3             4            5           6
-----------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                $2,708,640   $2,708,640   $2,735,726   $2,817,798   $2,902,332   $2,989,402

 Vacancy                  $  635,836   $  349,703   $  328,287   $  338,136   $  348,280   $  358,728
 Credit Loss              $   54,173   $   54,173   $   54,715   $   56,356   $   58,047   $   59,788
 Concessions              $  226,560   $   75,520   $        0   $        0   $        0   $        0
                          ----------   ----------   ----------   ----------   ----------   ----------
  Subtotal                $  916,569   $  479,396   $  383,002   $  394,492   $  406,326   $  418,516

 Laundry Income           $   11,800   $   11,800   $   11,918   $   12,276   $   12,644   $   13,023
 Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue      $  132,750   $  132,750   $  134,078   $  138,100   $  142,243   $  146,510
                          ----------   ----------   ----------   ----------   ----------   ----------
  Subtotal Other Income   $  144,550   $  144,550   $  145,996   $  150,375   $  154,887   $  159,533
                          ----------   ----------   ----------   ----------   ----------   ----------

EFFECTIVE GROSS           $1,936,621   $2,373,794   $2,498,720   $2,573,682   $2,650,892   $2,730,419
INCOME

OPERATING EXPENSES:

 Taxes                    $  166,675   $  171,675   $  176,826   $  182,130   $  187,594   $  193,222
 Insurance                $   51,035   $   52,566   $   54,143   $   55,767   $   57,440   $   59,164
 Utilities                $  162,250   $  167,118   $  172,131   $  177,295   $  182,614   $  188,092
 Repair &                 $  132,750   $  136,733   $  140,834   $  145,060   $  149,411   $  153,894
 Maintenance
 Cleaning                 $   59,000   $   60,770   $   62,593   $   64,471   $   66,405   $   68,397
 Landscaping              $   19,175   $   19,750   $   20,343   $   20,953   $   21,582   $   22,229
 Security                 $    1,475   $    1,519   $    1,565   $    1,612   $    1,660   $    1,710
 Marketing & Leasing      $   73,750   $   75,963   $   78,241   $   80,589   $   83,006   $   85,496
 General Administrative   $  250,750   $  258,273   $  266,021   $  274,001   $  282,221   $  290,688
 Management               $   96,831   $  118,690   $  124,936   $  128,684   $  132,545   $  136,521
 Miscellaneous            $    1,475   $    1,519   $    1,565   $    1,612   $    1,660   $    1,710

                          ----------   ----------   ----------   ----------   ----------   ----------
TOTAL OPERATING           $1,015,166   $1,064,575   $1,099,198   $1,132,174   $1,166,139   $1,201,123
EXPENSES

 Reserves                 $   59,000   $   60,770   $   62,593   $   64,471   $   66,405   $   68,397

                          ----------   ----------   ----------   ----------   ----------   ----------
NET OPERATING INCOME      $  862,455   $1,248,449   $1,336,929   $1,377,037   $1,418,348   $1,460,899
                          ==========   ==========   ==========   ==========   ==========   ==========

 Operating Expense Ratio
 (% of EGI)                     52.4%        44.8%        44.0%        44.0%        44.0%        44.0%
 Operating Expense Per
 Unit                     $    3,441   $    3,609   $    3,726   $    3,838   $    3,953   $    4,072
                          ==========   ==========   ==========   ==========   ==========   ==========

        YEAR                APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
    FISCAL YEAR                7             8            9           10           11
-----------------------------------------------------------------------------------------
REVENUE
 Base Rent                 $3,079,084   $3,171,457   $3,266,600   $3,364,598   $3,465,536

 Vacancy                   $  369,490   $  380,575   $  391,992   $  403,752   $  415,864
 Credit Loss               $   61,582   $   63,429   $   65,332   $   67,292   $   69,311
 Concessions               $        0   $        0   $        0   $        0   $        0
                           ----------   ----------   ----------   ----------   ----------
  Subtotal                 $  431,072   $  444,004   $  457,324   $  471,044   $  485,175

 Laundry Income            $   13,414   $   13,816   $   14,231   $   14,658   $   15,097
 Garage Revenue            $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue       $  150,905   $  155,433   $  160,096   $  164,898   $  169,845
                           ----------   ----------   ----------   ----------   ----------
  Subtotal Other Income    $  164,319   $  169,249   $  174,326   $  179,556   $  184,943
                           ----------   ----------   ----------   ----------   ----------

EFFECTIVE GROSS            $2,812,332   $2,896,702   $2,983,603   $3,073,111   $3,165,304
INCOME

OPERATING EXPENSES:

 Taxes                     $  199,019   $  204,989   $  211,139   $  217,473   $  223,997
 Insurance                 $   60,938   $   62,767   $   64,650   $   66,589   $   68,587
 Utilities                 $  193,735   $  199,547   $  205,533   $  211,699   $  218,050
 Repair &                  $  158,510   $  163,266   $  168,164   $  173,209   $  178,405
 Maintenance
 Cleaning                  $   70,449   $   72,563   $   74,739   $   76,982   $   79,291
 Landscaping               $   22,896   $   23,583   $   24,290   $   25,019   $   25,770
 Security                  $    1,761   $    1,814   $    1,868   $    1,925   $    1,982
 Marketing & Leasing       $   88,061   $   90,703   $   93,424   $   96,227   $   99,114
 General Administrative    $  299,409   $  308,391   $  317,643   $  327,172   $  336,987
 Management                $  140,617   $  144,835   $  149,180   $  153,656   $  158,265
 Miscellaneous             $    1,761   $    1,814   $    1,868   $    1,925   $    1,982

                           ----------   ----------   ----------   ----------   ----------
TOTAL OPERATING            $1,237,157   $1,274,271   $1,312,499   $1,351,874   $1,392,431
EXPENSES

 Reserves                  $   70,449   $   72,563   $   74,739   $   76,982   $   79,291

                           ----------   ----------   ----------   ----------   ----------
NET OPERATING INCOME       $1,504,726   $1,549,868   $1,596,364   $1,644,255   $1,693,582
                           ==========   ==========   ==========   ==========   ==========

 Operating Expense Ratio
 (% of EGI)                      44.0%        44.0%        44.0%        44.0%        44.0%
 Operating Expense Per
 Unit                      $    4,194   $    4,320   $    4,449   $    4,583   $    4,720
                           ==========   ==========   ==========   ==========   ==========

                                                              Gross Residual Sale Price $16,935,823 Deferred Maintenance $         0
Estimated Stabilized NOI $1,372,94  Sales Expense Rate  2.00%  Less: Sales Expense      $   338,716 Add: Excess Land     $         0
                                                                                        -----------
Months to Stabilized            16  Discount Rate      11.00% Net Residual Sale Price   $16,597,106 Other Adjustments    $         0
                                                                                                                         -----------
Stabilized Occupancy          88.0% Terminal Cap Rate  10.00% PV of Reversion           $ 5,845,243 Value Indicated By   $14,280,702
                                                                                                    "DCF"
                                                              Add: NPV of NOI           $ 8,435,458            Rounded   $14,300,000
                                                                                        -----------
                                                              PV Total                  $14,280,702

                                                   "DCF" VALUE SENSITIVITY TABLE
                                                   -----------------------------
                                                        DISCOUNT RATE
  TOTAL VALUE                   10.50%            10.75%        11.00%              11.25%         11.50%
-----------------------------------------------------------------------------------------------------------
TERMINAL           9.50%     $15,083,710       $14,833,290    $14,588,346        $14,348,740    $14,114,337
CAP RATE           9.75%     $14,918,658       $14,671,926    $14,430,580        $14,194,483    $13,963,504
                  10.00%     $14,761,858       $14,518,630    $14,280,702        $14,047,939    $13,820,213
                  10.25%     $14,612,707       $14,372,812    $14,138,135        $13,908,544    $13,683,912
                  10.50%     $14,470,659       $14,233,938    $14,002,357        $13,775,786    $13,554,101

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 34
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 71% occupied, below our stabilized occupancy projection. We have estimated a 16-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $285,000 as shown in the following table.

DESCRIPTION                                 YEAR 1         YEAR 2
-----------                                 ------         ------
"As Is" Net Operating Income              $  862,455    $1,248,449
Stabilized Net Operating Income           $1,157,714    $1,271,882
                                          ==========    ==========
Difference                                $  295,259    $   23,433

PV of Income Loss During Lease-Up         $  285,018
                                          ----------    ----------
                        Rounded           $  285,000
                                          ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $265,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 35
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 36
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                              CHERRY CREEK GARDEN

                                                           TOTAL     PER SQ. FT.    PER UNIT     %OF EGI
                                                           -----     -----------    --------     -------
REVENUE

  Base Rent                                             $ 2,708,640    $10.31       $ 9,182

  Less: Vacancy & Collection Loss      14.00%           $   379,210    $ 1.44       $ 1,285

  Plus: Other Income
   Laundry Income                                       $    11,800    $ 0.04       $    40        0.48%
   Garage Revenue                                       $         0    $ 0.00       $     0        0.00%
   Other Misc. Revenue                                  $   132,750    $ 0.51       $   450        5.37%
                                                        -----------    ------       -------       -----
     Subtotal Other Income                              $   144,550    $ 0.55       $   490        5.84%

EFFECTIVE GROSS INCOME                                  $ 2,473,980    $ 9.42       $ 8,386

OPERATING EXPENSES:

  Taxes                                                 $   166,675    $ 0.63       $   565        6.74%
  Insurance                                             $    51,035    $ 0.19       $   173        2.06%
  Utilities                                             $   162,250    $ 0.62       $   550        6.56%
  Repair & Maintenance                                  $   132,750    $ 0.51       $   450        5.37%
  Cleaning                                              $    59,000    $ 0.22       $   200        2.38%
  Landscaping                                           $    19,175    $ 0.07       $    65        0.78%
  Security                                              $     1,475    $ 0.01       $     5        0.06%
  Marketing & Leasing                                   $    73,750    $ 0.28       $   250        2.98%
  General Administrative                                $   250,750    $ 0.95       $   850       10.14%
  Management                            5.00%           $   123,699    $ 0.47       $   419        5.00%
  Miscellaneous                                         $     1,475    $ 0.01       $     5        0.06%

TOTAL OPERATING EXPENSES                                $ 1,042,034    $ 3.97       $ 3,532       42.12%

  Reserves                                              $    59,000    $ 0.22       $   200        2.38%

                                                        ===========    ======       =======       =====
NET OPERATING INCOME                                    $ 1,372,946    $ 5.23       $ 4,654       55.50%

  "GOING IN" CAPITALIZATION RATE                               9.00%

  VALUE INDICATION                                      $15,254,960    $58.08       $51,712

  LESS: LEASE-UP COST                                  ($   285,000)
  PV OF CONCESSIONS                                    ($   265,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                    $14,704,960

                         ROUNDED                        $14,700,000    $55.97       $49,831

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 37
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
                 ---------------------------------------------
CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------             -----           -------         ------          ----
8.25%             $16,091,774      $16,100,000       $54,576        $61.30
8.50%             $15,602,310      $15,600,000       $52,881        $59.40
8.75%             $15,140,816      $15,100,000       $51,186        $57.49
9.00%             $14,704,960      $14,700,000       $49,831        $55.97
9.25%             $14,292,664      $14,300,000       $48,475        $54.45
9.50%             $13,902,067      $13,900,000       $47,119        $52.92
9.75%             $13,531,501      $13,500,000       $45,763        $51.40

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $14,300,000
Direct Capitalization Method          $14,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $14,300,000
Income Approach                                      $14,500,000
Reconciled Value                                     $14,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 17, 2003 the market value of the fee simple estate in the property is:

                                   $14,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]
                         EXTERIOR - APARTMENT BUILDING

                                    [PICTURE]
                             EXTERIOR - PARKING LOT

                                    [PICTURE]
                            INTERIOR - APARTMENT UNIT

                                    [PICTURE]
                            INTERIOR - APARTMENT UNIT

                                    [PICTURE]
                            INTERIOR - APARTMENT UNIT

                                    [PICTURE]
                        EXTERIOR - POOL AND TENNIS COURTS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]
                            INTERIOR - CLUBHOUSE GYM

                                    [PICTURE]
                             INTERIOR - LAUNDRY ROOM

                                    [PICTURE]
                   EXTERIOR - APARTMENT BUILDING AND LANDSCAPE

                                    [PICTURE]
                          EXTERIOR - APARTMENT BUILDING

                                    [PICTURE]
                          EXTERIOR - APARTMENT BUILDING

                                    [PICTURE]
                                EXTERIOR - OFFICE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                                  SADDLE RIDGE
                             8707 E. Dry Creek Road
                               Englewood, Colorado
                                    [PICTURE]

                                 COMPARABLE I-2
                           REFLECTIONS AT CHERRY CREEK
                               14012 E Tufts Drive
                                Aurora, Colorado
                                    [PICTURE]

                                 COMPARABLE I-3
                                  THE COLONNADE
                               15301 E Ford Circle
                                Aurora, Colorado
                                    [PICTURE]

                                 COMPARABLE I-4
                                    KNOLLWOOD
                             15196 E Louisiana Drive
                                Aurora, Colorado
                                    [PICTURE]

                                 COMPARABLE I-5
                              AMLI AT PARK MEADOWS
                            10200 Park Meadows Drive
                               Littleton, Colorado
                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                               COMPARABLE
DESCRIPTION                                           SUBJECT                                    R - 1
-----------                                           -------                                  ----------
  Property Name                  Cherry Creek Garden                              The Lodge
  Management Company             AIMCO                                            AIMCO
LOCATION:
  Address                        9959 East Peakview Ave                           8405 East Hampden Avenue
  City, State                    Unincorporated area of Arapahoe County, Colorado Denver, Colorado
  County                         Arapahoe County                                  Denver  County
  Proximity to Subject                                                            Approx. 4 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         262,637                                          233,400
  Year Built                     1978                                             1973
  Effective Age                  15                                               25
  Building Structure Type
  Parking Type (Gr., Cov., etc.) Garage, Open Covered                             Open Covered, Open
  Number of Units                295                                              376
  Unit Mix:                          Type    Unit   Qty.   Mo.                       Type    Unit  Qty.   Mo.
                                 1  1Bd/1Ba    710  112   $628                       Studio   425        $499
                                 2  2Bd/2Ba    923  119   $751                    1  Bd/1Ba   625        $579
                                 3  3Bd/2Ba  1,145   64   $858                    2  Bd/2Ba   825        $769
  Average Unit Size (SF)         890
  Unit Breakdown:                Efficiency          2-Bedroom                    Efficiency         2-Bedroom
                                 1-Bedroom           3-Bedroom                    1-Bedroom          3-Bedroom
CONDITION:                       Good                                             Good
APPEAL:                          Good                                             Good
AMENITIES:
  Unit Amenities                    Attach. Garage     Vaulted Ceiling               Attach. Garage     Vaulted Ceiling
                                 X  Balcony                                       X  Balcony
                                 X  Fireplace                                        Fireplace
                                 X  Cable TV Ready                                X  Cable TV Ready
  Project Amenities              X  Swimming Pool                                 X  Swimming Pool
                                 X  Spa/Jacuzzi        Car Wash                   X  Spa/Jacuzzi        Car Wash
                                    Basketball Court   BBQ Equipment                 Basketball Court   BBQ Equipment
                                    Volleyball Court   Theater Room                  Volleyball Court   Theater Room
                                    Sand Volley Ball   Meeting Hall               X  Sand Volley Ball   Meeting Hall
                                 X  Tennis Court       Secured Parking               Tennis Court       Secured Parking
                                    Racquet Ball     X Laundry Room                  Racquet Ball     X Laundry Room
                                    Jogging Track      Business Office               Jogging Track      Business Office
                                 X  Gym Room                                      X  Gym Room
OCCUPANCY:                       71%                                              79%
LEASING DATA:
  Available Leasing Terms        6-12 month leases                                6-12 month leases
  Concessions                    $100 off each month                              $99 move-in
  Pet Deposit                    $250                                             $250
  Utilities Paid by Tenant:      X  Electric         X Natural Gas                X  Electric         X Natural Gas
                                 X  Water            X Trash                      X  Water            X Trash
  Confirmation                   Leasing agent                                    Leasing agent
  Telephone Number                                                                303-755-1972
NOTES:
  COMPARISON TO SUBJECT:                                                          Similar

                                               COMPARABLE                              COMPARABLE
DESCRIPTION                                      R - 2                                   R - 3
-----------                                    ----------                              ----------
  Property Name                  Stone Creek                            The Glen
  Management Company             OMNI                                   Asher
LOCATION:
  Address                        9825 E. Girard Avenue                  9600 E. Girard Avenue
  City, State                    Denver, Colorado                       Denver, Colorado
  County                         Denver, County                         Denver, County
  Proximity to Subject           Approx. 4 miles north of subject       Approx. 4 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                     1974                                   1975
  Effective Age                  25                                     25
  Building Structure Type
  Parking Type (Gr., Cov., etc.) Open covered, open                     Open
  Number of Units                450                                    300
  Unit Mix:                         Type         Unit   Qty.   Mo.           Type    Unit   Qty.    Mo.
                                 1  1Bd/1Ba        735       $   680       Studio    440          $   535
                                 1  1Bd/1Ba loft   713       $   720    1  1Bd/1Ba   660          $   615
                                 2  2Bd/1Ba TH     910       $   780    2  2Bd/2Ba   873          $   725
                                 2  2Bd/2Ba        940       $   785
                                 2  2Bd/2.5Ba      940       $   830
                                 3  3Bd/2Ba      1,085       $   980
                                 3  3Bd/1.5Ba TH 1,072       $ 1,050
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency          2-Bedroom          Efficiency       2-Bedroom
                                    1-Bedroom           3-Bedroom          1-Bedroom        3-Bedroom
CONDITION:                       Good                                   Good
APPEAL:                          Good                                   Good
AMENITIES:
  Unit Amenities                    Attach. Garage   X Vaulted Ceiling     Attach. Garage     Vaulted Ceiling
                                 X  Balcony                             X  Balcony
                                 X  Fireplace                           X  Fireplace
                                 X  Cable TV Ready                         Cable TV Ready
  Project Amenities              X  Swimming Pool                       X  Swimming Pool
                                 X  Spa/Jacuzzi        Car Wash            Spa/Jacuzzi        Car Wash
                                    Basketball Court   BBQ Equipment       Basketball Court   BBQ Equipment
                                    Volleyball Court   Theater Room        Volleyball Court   Theater Room
                                    Sand Volley Ball   Meeting Hall        Sand Volley Ball   Meeting Hall
                                    Tennis Court       Secured Parking     Tennis Court       Secured Parking
                                    Racquet Ball     X Laundry Room        Racquet Ball     X Laundry Room
                                    Jogging Track    X Business Office     Jogging Track      Business Office
                                 X  Gym Room                            X  Gym Room
OCCUPANCY:                       80%                                    90%
LEASING DATA:
  Available Leasing Terms        6-12 month leases                      6-12 month leases
  Concessions                    $100-200 off each month                none
  Pet Deposit                    $300                                   none allowed
  Utilities Paid by Tenant:      X  Electric         X Natural Gas      X  Electric         X Natural Gas
                                 X  Water              Trash               Water            X Trash
  Confirmation                   Leasing agent                          Leasing agent
  Telephone Number               303-755-2978                           303-755-5117
NOTES:
  COMPARISON TO SUBJECT:         Similar                                Similar

                                                  COMPARABLE                          COMPARABLE
DESCRIPTION                                         R - 4                               R - 5
-----------                                       ----------                          ----------
  Property Name                  Kennedy Ridge                           Timberline
  Management Company             Thompson Michie Associates, Inc.        Woodhaven Management Company
LOCATION:
  Address                        10700 East Dartmouth                    7300 E. Harvard Avenue
  City, State                    Denver, Colorado                        Denver, Colorado
  County                         Denver, County                          Denver, County
  Proximity to Subject           Approx. 4.5 miles north of subject      Approx. 5 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                     1975                                    1977
  Effective Age                  25                                      25
  Building Structure Type
  Parking Type (Gr., Cov., etc.) Open                                    Open
  Number of Units                959                                     200
  Unit Mix:                         Type      Unit   Qty.   Mo.               Type    Unit   Qty.    Mo.
                                    Studio     368        $550           1  1Bd/1Ba    609          $645
                                    1Bd/1Ba    450        $615           2  2Bd/2Ba    928          $775
                                 1  1Bd/1Ba    550        $635
                                 1  1Bd/1Ba    700        $650
                                 2  2Bd/1Ba    850        $745
                                 2  2Bd/2Ba    900        $800
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency        2-Bedroom             Efficiency      2-Bedroom
                                    1-Bedroom         3-Bedroom             1-Bedroom       3-Bedroom
CONDITION:                       Good                                    Good
APPEAL:                          Good                                    Good
AMENITIES:
  Unit Amenities                    Attach. Garage  X Vaulted Ceiling       Attach. Garage     Vaulted Ceiling
                                 X  Balcony                              X  Balcony
                                 X  Fireplace                            X  Fireplace
                                 X  Cable TV Ready                       X  Cable TV Ready
  Project Amenities              X  Swimming Pool                        X  Swimming Pool
                                 X  Spa/Jacuzzi       Car Wash              Spa/Jacuzzi        Car Wash
                                 X  Basketball Court  BBQ Equipment         Basketball Court   BBQ Equipment
                                    Volleyball Court  Theater Room          Volleyball Court   Theater Room
                                 X  Sand Volley Ball  Meeting Hall          Sand Volley Ball   Meeting Hall
                                 X  Tennis Court      Secured Parking    X  Tennis Court       Secured Parking
                                    Racquet Ball    X Laundry Room          Racquet Ball     X Laundry Room
                                    Jogging Track     Business Office       Jogging Track      Business Office
                                 X  Gym Room                                Gym Room
OCCUPANCY:                       85%                                     93%
LEASING DATA:
  Available Leasing Terms        6-12 month leases                       6-12 month leases
  Concessions                    $200 off each month on 12 month lease   1 month free & $100 off each month
  Pet Deposit                    $300                                    none allowed
  Utilities Paid by Tenant:      X  Electric         X Natural Gas       X  Electric         X Natural Gas
                                    Water              Trash                Water              Trash
  Confirmation                   Leasing agent                           Leasing agent
  Telephone Number               303-743-1500                            303-750-0660
NOTES:
  COMPARISON TO SUBJECT:         Slightly Superior                       Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                   THE LODGE
                            8405 East Hampden Avenue
                                Denver, Colorado

                                   [PICTURE]

                                 COMPARABLE R-2
                                   STONE CREEK
                              9825 E. Girard Avenue
                                Denver, Colorado

                                    [PICTURE]

                                 COMPARABLE R-3
                                    THE GLEN
                              9600 E. Girard Avenue
                                Denver, Colorado

                                    [PICTURE]

                                 COMPARABLE R-4
                                 KENNEDY RIDGE
                              10700 East Dartmouth
                                Denver, Colorado

                                   [PICTURE]

                                 COMPARABLE R-5
                                   TIMBERLINE
                             7300 E. Harvard Avenue
                                Denver, Colorado

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                /s/ Douglas Needham
                                                -------------------------
                                                  Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                               Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                             DOUGLAS A. NEEDHAM, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation              Mr. Needham has appraised all types of major commercial
                       real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION              Texas A&M University
                       Bachelor of Business Administration
                       - Finance

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser, #30943

                       State of California, Certified General Real Estate Appraiser, #AG025443

                       State of Colorado, Certified General Appraiser,
                       #CG40017035

                       State of Oregon, Certified General Appraiser, #C000686 State of Washington, Certified General Real Estate Appraiser, #1101111

PROFESSIONAL           Appraisal Institute, MAI Designated Member
AFFILIATIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

VALUATION AND          Appraisal Institute
SPECIAL COURSES         Advanced Income Capitalization
                        Appraisal Principles
                        Appraisal Procedures
                        Basic Income Capitalization
                        Standards of Professional Practice

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AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.